Exhibit 10.75

First Amended Employment Agreement

dated 1 April 2022 (the Effective Date)

by and between

Corlieve Therapeutics AG,	(the Company)
Switzerland Innovation Park
Basel Area AG
Gewerbestrasse 24
4123 Allschwil, Switzerland

and

Richard Porter	(the Employee)

A British citizen born [***] in [***], England, and currently residing at [***]

(The Company and the Employee are also referred to as Party or Parties; this employment agreement referred to as the Employment Agreement and the Agreement.)

1.	Prior Agreement

This Agreement amends and restates the Employment Agreement having an effective date of July 30, 2021 between the parties (the “Prior Employment Agreement”).  The Prior Employment Agreement is amended as of, and governs the period from July 30, 2021 to immediately prior to, the Effective Date.  This Agreement governs as of the Effective Date.

2.	Seniority Date

The Employment Agreement, as amended, is a transfer of the existing employment contract (Mandate dated October 29, 2019), subject to certain changes that have been negotiated effective July 30, 2021 and as amended effective as of the Effective Date, from Corlieve Therapeutics SAS to Corlieve Therapeutics AG.  For purposes of calculating length of employment and any benefits and security related to the length of employment, the transition should not result in a loss of security or benefit for the employee due to the transition and the Employee’s employment shall be considered continuous beginning as of October 29, 2019.

3.	Function and Job Title

The Employee shall assume the title as Chief Business Officer (“CBO”) for the Company and its affiliates (including, without limitation, uniQure N.V., uniQure biopharma B.V., and uniQure, Inc.) (each a Group Company, together the Group), on a full-time basis as provided in Article 15 of this Agreement. The function and/or the job title may be adjusted by the Company at any time to reflect current circumstances. Employee will report to the Chief Executive Officer of uniQure N.V.

Employee will continue to serve as the General Manager of Company to assist with the management and administration of Company on an as needed basis, including, without limitation, during the transition to his new role as CBO.

The Executive will continue to serve as a director of the Company and Corlieve Therapeutics SAS, subject to the discretion of uniQure, N.V. to appoint and remove directors of those companies.

The detailed duties of the Employee are the customary role of a Chief Business Officer overseeing business development activities, as provided in the job description attached at Exhibit A. Employee will be covered under the Directors and Officers Insurance of Company or its affiliates. Company agrees to indemnify Employee to the fullest extent permitted by law and the Company’s articles of association for any claims arising from actions taken by Employee in the scope of the employment.

4.	Group Structure

The Employee acknowledges that the Company is part of a group of companies ultimately controlled by uniQure N.V. The Employee acknowledges that the Employee will need to work with and/or report to other employees and/or officers of other Group Companies. The

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Employee acknowledges that this does not create separate employment relationships with other Group Companies.

5.	Duties and Responsibilities

It is understood that the duties and responsibilities arising out of the above function include all tasks customarily or reasonably incidental to such function.

The Company may assign to the Employee any other, additional, or new duties or responsibilities as deemed reasonable or appropriate by the Company in the course and fulfilment of its business.

The Employee undertakes to use the Employee’s entire working ability to fulfill the Employee’s contractual obligations and to loyally safeguard and foster the business and the interests of the Company. The Employee shall carefully perform all work and tasks assigned to the Employee.

6.	Work for Third Parties

The Employee is not entitled to work for any third party or to engage in any gainful or unpaid employment, whether full-time or part-time, for the duration of the Employment Agreement without the prior written approval of the Company.

Membership of the boards of directors of other companies and other institutions that are related to the business purpose of the Company or otherwise affect the interests of the Company or a Group Company also requires the prior consent of the Company. Consent will not be unreasonably withheld if there is no conflict of interest with regard to the Company.

7.	Officer Position

In fulfilment of the Employee’s duties, the Employee may have to act as officer, director or in any other corporate function within the Company or any Group Company. The Company may decide at its full discretion when such function shall end, and the Employee will retire from such functions and sign the necessary documentation upon first request.

The base salary as defined in Section 11.1 includes any and all remuneration for such functions and positions. In case the law provides for a mandatory remuneration the Company will decide whether such compensation shall be forwarded to the Company or be set off against the base salary as defined in Section 11.1 paid to the Employee by the Company.

8.	Conflict of Interests

The Employee shall avoid any conflict of interest and inform the Company immediately if any potential conflict of interest arises.

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A conflict of interest arises especially in case of a participation in suppliers or clients of the Company or in a Group Company.

9.	Gifts

In connection with the performance of his duties, the Employee is prohibited from accepting or stipulating, either directly or indirectly, any commission, reimbursement, or payment, in whatever form, or gifts from third parties. The foregoing does not apply to standard promotional gifts having little monetary value.

10.	Place of Work

The Employees primary place of work shall be at the offices of the Company.

The Employee understands and agrees that the Employee may, in the course of the Employment and where reasonably requested by the Company, be required to travel to and work in other places and countries in order to perform the Employee’s obligations and duties under the Employment Agreement. In particular, the Employee will need to be present from time to time in the head offices of the Company in the Netherlands.

The Employee is obliged to track any days not worked in Switzerland, including place of work, and submit such schedule regularly to the Company upon request.

The Company will work with you to determine a reasonable budget for costs associated with travel between your home in Switzerland, and Company facilities in Amsterdam, Netherlands and Lexington, Massachusetts to include airfare, lodging and associated expenses while doing business on behalf of the Company.

11.	Compensation
11.1.	Base Salary

The Employee shall receive an annual base salary of Four Hundred Ten Thousand CHF (CHF 410,000) per year gross (the Base Salary), payable in 12 monthly instalments at the end of the month to a bank or postal account to be specified by the Employee.  Alternatively, you may be paid in instalments in accordance with the regular payroll practices of the Group Companies.

11.2.	Bonus

The Employee may, if applicable, participate in a bonus program of the Company or a Group Company, which the Company or the issuing Group Company shall determine at its full discretion. If no bonus program is issued, any bonus shall be determined at the discretion of the Company.

The Company may set targets for the bonus, according to which the amount of the bonus is determined. However, the Company is free to deviate at its own discretion upwards or

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downwards from the targets set in its final determination of the bonus. If no targets are set, any bonus shall be determined at the discretion of the Company.

The target bonus shall be 40% of the Base Salary (“Target Bonus”).  The Target Bonus may be adjusted by the Company to the extent consistent with advice of the compensation consultant of the Board of uniQure N.V. or otherwise consistent with adjustments made to the target bonuses of other executive employees.

In the event of termination of the Employment, the Employee has no entitlement to a bonus, not even on a pro rata basis.  To be eligible for any bonus pursuant to this Agreement or otherwise pursuant to Employee’s employment with Employer, Employee must be in service of Employer on the date any bonus is paid.

11.3.	Participation Plan

The Employee may be given the opportunity by uniQure N.V. to participate in the growth of the Group pursuant to a participation plan such as, for instance, an employee share option plan or a share plan, and as amended from time to time (the Participation Plan). It is in the full discretion of uniQure N.V. to issue and/or to unilaterally amend such Participation Plan at any time.

The Employee expressly acknowledges that the Employee does not have any right or claim under the Participation Plan against the Company, but only against uniQure N.V. or the Group Company issuing the Participation Plan. The Employee also confirms that any participation in the Participation Plan does not constitute an employment relationship with uniQure N.V. or the issuing Group Company.

11.4.	Acknowledgements of the Employee

The Employee acknowledges and agrees that any entitlements granted, and payments made in addition to the Base Salary, including, but not limited to any bonuses, participations, or gratuities of the Company or any Group Company (the Additional Payments) are not part of the salary legally or contractually owed by the Company and are made at full discretion of the Company or the Group Company granting such bonus, participation, or gratuity. Any Additional Payments shall not create any obligation of the Company or any Group Company to make such Additional Payments in the future and shall not create any right or claim of the Employee to such Additional Payments in the future even if paid over consecutive years and without express reservation.

11.5.	No other Compensation

The Employee acknowledges and agrees that the Employee shall not be entitled to receive any other compensation or benefit of any nature from the Company except as expressly provided for in this Employment Agreement.

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11.6.	Social security, tax, and deductions

Until retirement age and while this Agreement is effective, the Employee is insured according to the Federal Laws on old age (AHVG), disability (IVG), compensation for the loss of earnings (EOG), unemployment insurance (AVIG), accident insurance (UVG), sickness benefits insurance and pension plan (BVG). The Corlieve insurance and pension provisions in existence as of the commencement date of employment will be carried forward unless and until modifications are legally required or a new scheme is adopted by the Employer.  From any and all gross compensation hereunder – if provided by law, regulations, or policies – any portions of the Employee’s contributions to the sickness benefits insurance, if any, and withholding taxes, if any, will be deducted and withheld by the Company from the payments made to the Employee.

Any portions of the Employee’s social security contributions in accordance with the AHVG, IVG, EOG, AVIG, UVG and premiums to pension schemes (BVG) must be paid by the Employee to the respective insurance institutions in Switzerland in accordance with the separately signed agreement according to art. 21 para. 2 of Regulation (EC) No. 987/09 as per Annex B to this Employment Agreement. In accordance with said agreement is the Employee further obliged to pay the Company’s social security contributions portions in accordance with the AHVG, IVG, EOG, AVIG, UVG and premiums to pension schemes (BVG). Therefore, the Company transfers any and all compensation hereunder after having deducted any portions of the Employee’s contributions to the sickness benefits insurance, if any, and withholding taxes, if any. In addition, the Company transfers the Company’s social security contributions portions in accordance with the AHVG, IVG, EOG, AVIG, UVG and premiums to pension schemes (BVG) as provided by law, regulations, or policies, to the Employee.

The Company reserves the right to unilaterally terminate this agreement according to art. 21 para. 2 of Regulation (EC) No. 987/09 at any time, to register as a different company and to pay any social security contributions due (employee and employer contributions). In case of such unilateral termination of said agreement, the Employee shall be notified by the Company in due time. In this case, from any and all gross compensation hereunder – if provided by law, regulations or policies – any portions of the Employee’s social security contributions in accordance with the AHVG, IVG, EOG, AVIG, UVG, sickness benefits insurance, if any, premiums to pension schemes and withholding taxes, if any, will be deducted and withheld by the Company from the payments made to the Employee.

Where it will not be possible anymore to remain in the Swiss social security system, the Employee will be insured according to the applicable social security system in accordance with the respective applicable legislation, Company policies, as well as insurance policies and regulations.

12.	Expenses

The Employee shall be entitled to reimbursement by the Company of out-of-pocket business expenses reasonably incurred by the Employee during the Employment in the performance of the Employee’s duties under this Employment Agreement. The provisions

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in Section 10 shall be reserved. However, the reimbursement is subject to (i) the submission of relevant vouchers and receipts indicating the amount and purpose of the expenses, and (ii) the compliance with the reimbursement policies of the Company issued and unilaterally amended from time to time.

13.	Termination
13.1.	Reserved.
13.2.	Termination

Employment may be terminated by either Party with a notice period of 4 (four) months (the “Notice Period”).

Upon observance of the notice period, termination shall be effective as of the end of a calendar day and not the end of a calendar month.

The Employment is being terminated automatically at the end of the month in which the Employee reaches the retirement age according to the Federal Law on Old-age and Survivors’ Insurance (AHVG). In case of a permanent disability to work the same applies. In case of a partial permanent disability the Employment ends to the same extent as the Employee is declared disabled.

13.3.	Severance Generally

If the Employment is terminated by the Company, except

(i)	in case of a summary dismissal for good cause by the Company (in accordance with Article 337 CO);
(ii)	in case the Employee having given the Company good cause to do so (in accordance with Article 340c(2) CO);
(iii)	in case the Employee the Employee is in breach of any duties and failed to remedy such breach within 30 days after having been asked in writing to do so;
(iv)	in case the Employee is terminated after an illness lasting for at least 6 months; or
(v)	in case of poor performance after having been put on a performance improvement plan for at least 90 days and having failed to meet the set targets,

then the Company shall grant the Employee severance pay (Severance) equal to

(i)	100% of the annual Base Salary (less any pay received during the Notice Period);
(ii)	100% an amount corresponding to the Target Bonus; and
(iii)	an amount corresponding to a pro-rata Target Bonus amount for the year of termination as provided. The pro-rata Bonus shall be the product of the formula B

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x D/365 where B represents the Target Bonus, and D represents the number of days elapsed in the calendar year through the date of notice to the Employee.

Any severance payment is subject to the condition that the Employee signs a termination agreement with the Company including a full waiver of any other claims and the reinstatement of all restrictive covenants. For the avoidance of any doubt, no other bonus or severance shall become payable in such case.Except as expressly provided in this clause, any other bonus payments will not be taken into account for the calculation of any possible severance payment upon termination of the Agreement.

13.4.	Severance on a Change of Control

If the Employment is terminated by the Company within the period beginning ninety (90) days before and continuing until twelve (12) months after a Change of Control (as defined below), and subject to the conditions for Severance as per Section 13.3 above being fulfilled and in lieu of the severance provided in Section 13.3, the Company shall grant the Employee a severance pay (Change of Control Severance) equal to

(i)	150% of the annual Base Salary (less any pay received during the Notice Period);
(ii)	150% of the Target Bonus; plus
(iii)

an amount corresponding to a pro-rata Target Bonus amount for the year of termination as provided. The pro-rata Bonus shall be the product of the formula B x D/365 where B represents the Target Bonus, and D represents the number of days elapsed in the calendar year through the date of notice to the Employee.

The Change of Control Severance is subject to the condition that the Employee signs a termination agreement with the Company including a full waiver of any other claims and the reinstatement of all restrictive covenants. For the avoidance of any doubt, no other bonus or severance shall become payable in such case.Except as expressly provided in this clause, any other bonus payment will not be taken into account for the calculation of any possible severance payment upon termination of the Agreement.

In the event of a Change of Control of uniQure N.V. as defined below and provided that the Company is directly or indirectly a subsidiary or affiliate of uniQure N.V. upon such Change of Control event, the vesting conditions that may apply to any stock options, restricted shares, restricted stock units, performance stock units or other grants of equity held by Employee pursuant to this Agreement and the Company’s Amended and Restated 2014 Share Incentive Plan will be automatically waived and shall be deemed fully vested immediately prior to the Change of Control event. All Stock Options will be deemed to be fully exercisable commencing on the date of and immediately prior to the Change of Control and ending on the eighteen (18) month anniversary of the Change of Control or, if earlier, the expiration of the term of such Stock Options

For the purposes of this Employment Agreement, Change of Control shall mean with respect to uniQure N.V. the date on which any of the following events occurs:

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a)

any “person,” as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the Act) (other than uniQure N.V., any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of uniQure N.V. or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of uniQure N.V. representing forty (40) percent or more of the combined voting power of uniQure N.V.’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the uniQure N.V.); or

b)

a majority of the members of the Board of uniQure N.V. is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

c)

the consummation of (i) any consolidation or merger of uniQure N.V. where the stockholders of uniQure N.V., immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty (50) percent of the voting shares of uniQure N.V. issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (ii) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of uniQure N.V.

13.5.	Release from Work (Garden Leave)

The Company may at any time (including during the Notice Period) and with immediate effect release the Employee from the duty to work. In such case, the Employee continues to be paid the Base Salary. Vacation, any overtime and time compensation entitlements, if any, shall be offset against the time of release from work. The Company may set forth further conditions applying to the release from duties.

14.	Work Equipment and Obligation to Return Work Equipment

The Company at its discretion shall provide the Employee with work equipment such as laptops or mobile phones. The work equipment shall remain the property of the Company and the Company shall have the right to replace and/or reclaim the work equipment at any time.

At the Company’s first request, but no later than upon termination of this Employment Agreement for any reason, the Employee shall return to the Company everything the Employee produced in the course of the Employee’s work for the Company, everything which was given to the Employee throughout the course of this Employment and everything which otherwise fell into the Employee’s possession. The obligation to return

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work equipment includes in particular but is not limited to keys, mobile phones, laptops, badges as well as data carriers and records of any kind, including any copies. Any possible retention right of the Employee is explicitly waived.

15.	Working Time
15.1.	General

The weekly working time depends on the needs to perform the position successfully but is at least 40 hours per week on an average basis (100% position).

15.2.	Additional Work

The Employee shall work overtime, if this is necessary to fulfil the Employee’s duties under this Employment Agreement. Considering the Employee’s independent position and duties the Swiss Labour Act is not applicable to the Employment. The Employee shall therefore have no entitlement to additional compensation for any such extra work (overtime, extra hours, Sunday work, work on public holidays, or night work). All such extra and overtime work is already compensated by the Base Salary and the vacation days exceeding the statutory minimum.

16.	Vacation

The Employee is entitled to 30 business days of vacation per calendar year (for a 100% stint). The 10 additional, days of vacation granted exceeding the statutory minimum entitlement of 20 days shall be granted expressly as compensation for any overtime worked and may be offset against any time off entitlements.

The Company has the right to determine by giving one (1) month advance notice when the Employee shall take vacation days. In exceptional situations, this advance notice period is shortened to up to one week. Nevertheless, the Company will consider wishes of the Employee. If the Employee requests to take vacation, the Employee shall, reasonably prior to the intended vacation, inform the responsible executive. In any event the Employee shall provide for suitable internal representation during the Employee’s vacation.

For the year in which the Employment begins or ends, the vacation entitlement is calculated pro rata temporis.

It is the Employee’s duty to refund to the Company any vacation salary received for vacation days in excess of the vacation entitlement of the Employee.

The Employee shall take vacation days within the calendar year for which such entitlement accrues. The Employee shall not, without prior consultation and approval of the Company and/or the responsible executive or otherwise as allowed pursuant to Company policy, roll such days over to the subsequent calendar year.

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17.	Public Holidays and Short Absences
17.1.	Public Holidays

The Employee is not obliged to work on federal and cantonal public holidays at the primary place of work in Switzerland. The Employee is not entitled to any compensation whether in cash or in kind for such public holidays when such public holidays are on weekends.

17.2.	Short Absences

The Employee shall, upon request, be granted the usual hours or days off without deduction from the salary, provided that they necessarily fall within working hours. The extent of such absences shall be determined in accordance with the Company’s current practice.

Such short absences shall not be grounds for a deduction of the Employee’s entitlements to the Base Salary or vacation days, unless the absence exceeds the time period as set forth above.

Such absences shall not be grounds for a deduction of the Employee’s entitlements to the Base Salary or vacation days, unless the absence exceeds the time period as set forth above.

18.	Incapacity to Work and Insurances

The Employee shall notify the Company immediately about any incapacity to work and its probable duration, stating the respective reasons.

18.1.	Medical Certificate

If the Employee’s incapacity to work due to illness or accident exceeds 3 business days, the Employee shall without request by the Company furnish a medical certificate in an ongoing Employment. The Company reserves the right to request a medical certificate even in the event of a shorter duration of incapacity to work. If the Employment has been terminated, the Employee shall in any case be obliged to furnish a medical certificate to the Company from the first day of incapacity to work. In all cases of illness and accident, the Company is entitled to ask the Employee to be examined by an independent medical examiner at the Company’s expense.

18.2.	Salary in case of Employee’s Incapacity to Work

If the Employee is prevented from work due to illness or accident, the Company shall continue to pay the remuneration hereunder in accordance with the law (Berne scale) unless a daily sickness benefits insurance exists.

In case a daily sickness benefits insurance exists, the Employee will receive the benefits due under such insurance in accordance with the corresponding insurance policy and the respective Company regulations and policies, as amended from time to time. The Employee will be notified accordingly by the Company in such case.

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In any case, continued salary payment obligation of the Company ceases at the end of the employment relationship.

18.3.	Occupational and Non-occupational Accidents

If the Employee works for the Company for an average of less than 8 hours per week, the Employee is only insured for certain medical expenses for occupational accidents. However, if the Employee works for the Company for an average of more than 8 hours per week, the Employee is insured for certain medical expenses for both occupational and non-occupational accidents. Premiums for occupational accident insurance and occupational sickness insurance are paid by the Company. Premiums for non-occupational accident insurance are paid by the Employee.

18.4.	Health Insurance (Illness)

Health insurance is compulsory in Switzerland and needs to be obtained by the Employee. The Company will reimburse Employee’s health insurance costs.

18.5.	Pension Plan

Provided that the Employee meets the regulatory requirements, the Employee is, through a pension plan (the Pension Plan), insured against the economic consequences of retirement, disability, and death.

The Employee’s existing Pension Plan will be continued by the Company.

The Employee will be covered by the Pension Plan as may be amended from time to time.

19.	Intellectual Property Rights and Work Results

The Company shall own all work results (including but not limited to data, know-how, documentation, concepts, drafts, inventions, works, applications, software, etc.) and all intellectual property rights therein, irrespective of their protectability under the applicable law, (including but not limited to trademarks, patents, designs, and copyrights) (the foregoing all together “Work Results”) created by the Employee in the course of the Employment (regardless of whether within or outside agreed office or workplaces and within or outside working hours).

All such Work Results shall vest automatically in the Company upon their creation. If the Company has not become the automatic owner of the Work Results and/or if the Work Results are not transferred to the Company by law, the Employee is obliged to irrevocably transfer and assign and hereby transfers and assigns said Work Results to the Company. If such Work Product cannot be transferred to the Company for any reason whatsoever, the Employee grants the Company an exclusive, worldwide, transferable, unlimited, irrevocable, sub-licensable and royalty-free license to use and exploit the Work Result.

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Further, the Employee waives the right (i) to be mentioned as inventor, author, or creator of a Work Result, (ii) to object to any change, modification, revision, translation, or alteration of the Work Result or (iii) to determine the first publication of any Work Result.

The Employee is obliged to take all steps reasonably requested by the Company in order to fulfil the Employee’s obligations according to the above sections. This obligation continues even after termination of the Employment.

If Employee has created the Work Result with the assistance of another individual or legal entity that is not legally or contractually obliged to transfer the Work Result to the Company, the Employee ensures to take the required actions to have such third party’s share in the Work Result transferred to the Company or (if a transfer is not possible) to have it licensed to the Company according to the terms above. In addition, the Employee ensures that the third party waives the right (i) to be mentioned as inventor, author, or creator of a Work Result, (ii) to object to any change, modification, revision, translation, or alteration of the Work Result or (iii) to determine the first publication of any Work Result.

Compensation for the transfer or licensing of any and all Work Results according to the above sections, in particular intellectual property rights and/or licensing rights, is included in the Employee’s Base Salary according to Section 11.1.

If a Work Result is created by the Employee in the course of the Employment but outside of the duties under the Employment Agreement, the Employee shall immediately inform the Company thereof in writing. The Company shall have the right to acquire ownership of such Work Result for a reasonable additional compensation, provided that the Company notifies the Employee in writing of its will to exercise this option within six (6) months as of the Employee’s notice of the creation of the Work Result.

20.	Data Protection

The Company informs the Employee about the processing of the Employee’s personal information in a privacy notice (Personal Data).

The Company may amend the privacy notice and respective policies at any time.

21.	Non-Competition and Non-Solicitation
21.1.	General

The Employee acknowledges and agrees to adhere to undertakings in this Section 21 as the Company and the Group have a serious business interest in binding the Employee to the non-competition and non-solicitation undertakings, due to the fact that (i) within the organization of the Company and the Group competition-sensitive information as well as confidential information related to the Company, the Group and their clients and relations, such as but not limited to products, or research or development or commercialization of the Company and the Group (Sensitive Business Information) are available and (ii) in the position of General Manager or other title that may be agreed to following commencement

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of employment, the Employee has access to this Sensitive Business Information and/or will become aware of this Sensitive Business Information and/or will maintain (commercial) contacts with clients, suppliers, competitors etc. Given the aforesaid considerations (i) and (ii) in this clause, combined with the education and capacities of the Employee, the Company and the Group have a well-founded fear that their business interests will be harmed substantially if the Employee performs competing activities as set forth in this Section 21.

21.2.	Non-Competition during Employment

The Employee agrees that for a period of 12 months after termination of the Employment the Employee will neither:

–

directly or indirectly, once, occasionally or professionally, under the Employee’s name or under a third-party name, on behalf of the Employee’s own or on behalf of third parties’ account compete with the Company or any Group Company; nor

–

engage in any way in any enterprise competing with the Company or any Group Company, and the Employee also agrees not to found, assist or promote any business being active in the same line of business as the Company or any Group Company.

Particularly, any gene therapy activity (including the manufacture or development of a gene therapy) shall be considered as competing activity.

This non-competition obligation shall apply to the whole territory for which the Employee was responsible during the Employment and/or to the whole territory in which the Employee was working with products of the Company or any Group Company during the Employment, but at least to the territories and in relation to the markets of Switzerland, the European Union, Australia, and the United States.

Any solicitation or referral of clients and/or employees of the Company or any Group Company is prohibited.

In the event of a breach of this non-competition or non-solicitation obligation as set out in this Section 21.2, the Employee agrees to pay to the Company a penalty equal to one (1) month’s Base Salary (including salary increases as granted from time to time) for each breach.

21.3.	Post-Contractual Non-Competition

The Employee agrees that for a period of 12 months after termination of the Employment the Employee will not, directly or indirectly, once, occasionally or professionally, under the Employee’s name or under a third-party name, on behalf of the Employee’s own or on behalf of third parties’ account Compete with, or otherwise engage in any way in any enterprise Competing with, the Company or any Group Company.

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“Compete” and “Competing” as used above refer to engaging in activities or functions that are similar in scope to, competitive with, or otherwise related to: (i) any program of any Group Company in the research, development, clinical trial, or commercialization stage, or (ii) any other proprietary gene therapy target, platform, or manufacturing technology of any Group Company, that, in each of clauses (i) – (ii), Employee either worked on on behalf of Employer, or had access to any confidential information concerning, during the two years preceding the termination of the Employment.

21.4.	This non-competition obligation shall apply worldwide, to the extent allowed by law.Post-Contractual Non-Solicitation and Non-Disparagement

For a period of 12 months after termination of the Employment the Employee shall abstain directly or indirectly from:

–	enticing away, soliciting, or interfering with any personnel from the Company or any Group Company with whom the Employee was in contact during the Employment;
–

enticing away, soliciting, or interfering with clients or contacts of the Company or any Group Company with whom the Employee was in contact during the last three years prior to termination of the Employment or about whom the Employee gained knowledge during the Employment; or

–

disparage the Company or any Group Company in any way, provided that this clause does not affect your right to disclose appropriate information to relevant bodies under any applicable laws of Switzerland.

21.5.	Penalty

If the Employee violates the post-contractual non-competition obligation according to Section 21.3, the Employee shall pay to the Company a penalty in the amount of 3 monthly Base Salaries Salary (incl. salary increases as granted from time to time) for each violation.

If the Employee violates the post-contractual non-solicitation obligation with respect to co-workers according to Section 21.4, the Employee shall pay the Company a penalty of 1 monthly Base Salary (incl. salary increases as granted from time to time) for each violation.

If the Employee violates the post-contractual non-solicitation obligation with respect to clients according to Section 21.4, the Employee shall pay to the Company a penalty in the amount of 2 monthly Base Salaries (including salary increases as granted from time to time) for each violation.

If the breach consists in non-authorized participation in a competing company or in entering into a long-term obligation (such as an employment, service, agency, or consultant contract), the penalty shall be increased by EUR 1’000 for each month or part thereof in which the breach continues (the Continuous Breach).

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Multiple breaches of the obligations each trigger separate penalties, if necessary, several times within one month. If individual breaches occur within a Continuous Breach, they shall be covered by the penalty which has to be paid for the Continuous Breach.

The payment of the penalty does not release the Employee from the obligation to comply with the non-competition and/or non-solicitation obligations. The Company shall be entitled to seek injunctive measures or any other type of immediate relief to stop the infringement as soon as possible, regardless of whether any penalty is offered or paid. Further, the Company reserves the right to claim compensation for damages (in addition to the penalty or penalties).

22.	Confidentiality

The Employee will have access to confidential and proprietary information relating to the business and operations of the Company, any Group Companies, and their clients, in particular to business and manufacturing secrets. Such confidential and proprietary information constitutes a unique and valuable asset of the Company and any Group Company, and their acquisition required great time and expense. The disclosure or any other use of such confidential or proprietary information, other than for the sole benefit of the Company or any Group Company, would cause irreparable harm to the Company.

The Employee is under a strict duty to keep all confidential and proprietary information strictly and permanently confidential and, accordingly, shall not during the Employment or after termination of the Employment directly or indirectly for any purpose other than for the sole benefit of the Company or any Group Company disclose or permit to be disclosed to any third party any confidential or proprietary information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.

The Employee may not make any statement to the media, as far as the Employee is not authorized to do so by the Company and/or the responsible executive.

In the event the Employee breaches the obligations pursuant to this Section, the Employer may take reasonable disciplinary action up to and including termination of Employment for each breach.

However, the payment of the penalty does not release the Employee from further complying with the confidentiality obligation.

The Company reserves the right to claim compensation for damages in addition to the penalty.

23.	Regulations and Policies

The Employee confirms that he is familiar with the regulations and policies of the Company and will comply with them at all times. The Employee acknowledges that the Company may amend existing regulations and policies from time to time and may issue new regulations and policies from time to time.

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24.	Miscellaneous
24.1.	Entire Agreement

This Employment Agreement constitutes the complete Employment Agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications concerning the subject matter hereof.  All prior agreements, including any written or oral employment agreements or side letters with Corlieve Therapeutics SAS or Company, are terminated as of the Effective Date of this Agreement. This Employment Agreement shall not affect any equity grants or bonus plans previously approved by the Board uniQure N.V. or otherwise awarded pursuant to the side letter dated July 30, 2021.

24.2.	Severability

Should any of the provisions of this Employment Agreement be or become legally invalid, such invalidity shall not affect the validity of the remaining provisions. Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Employment Agreement. In the same way shall be proceeded if a contractual gap appears.

24.3.	Amendments

Any amendments or supplementation of this Employment Agreement shall require written form and must be signed by both Parties. The written form may be dispensed only in writing.

Upon 30 day written notice to the Employee, the Company may convert any amounts owed under this agreement (including any Base Salary, allowance, or other payment) from CHF (Swiss Francs) to Euros using a generally accepted exchange rate at the time of such conversion.

24.4.	Applicable Law

This Employment Agreement shall be construed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law).

24.5.	Place of Jurisdiction

Any dispute arising out of or in connection with this Employment Agreement and the Employment resulting therefrom shall be exclusively submitted to and determined by the ordinary courts at the domicile of the Company, subject to mandatory places of jurisdiction.

24.6.	Execution

The Parties have duly executed this Employment Agreement in two originals, each Party receiving one original.

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24.7.	Proof of right to work

Upon request, you agree to promptly provide to the Company documentation proving your eligibility to work in the jurisdiction governing this Agreement, and you agree to promptly inform the Company if you cease to be eligible to work in the jurisdiction governing this Agreement.

Signatures

Corlieve Therapeutics AG (Company)

/s/ David J. Cerveny, Attorney in Fact

By: David J. Cerveny, Attorney in Fact

Employee
/s/ Richard Porter

Place, date	Richard Porter

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EXHIBIT A

Job Description

The Chief Business Officer’s duties will include, but not be limited to:

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Serving as a key advisor to the Chief Executive Officer on strategy, business development, including M&A, collaborations, technology/IP licenses, and other strategic transactions, as well as changes in competitive landscape, market trends and business environment

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Leading corporate strategic planning, under direction by the Chief Executive Officer and Board of Directors, including formalizing and leading the strategic planning process, assessing long-term trends, and competitive intelligence

•	Developing the business development strategy in close collaboration with the Chief Executive Officer, the President of Research and Development, and other members of the Leadership Team
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Working in partnership with Chief Executive Officer and the President of Research and Development on a process to identify and evaluate business development opportunities, as well as cultivate external relationships aligned with these opportunities

•	Leading execution of transactions, including coordinating due diligence, negotiating business terms, conducting financial analysis and valuation, and interacting with the Board of Directors
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Leading early commercial planning, including assessing market access and reimbursement strategies, developing value propositions, and conducting market research, as well as partnering with R&D to evaluate potential new therapies and to integrate commercial perspectives early in the research and development process

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Facilitating execution of strategy by working collaboratively with the other Leadership Team members, ensuring that strategy is communicated and understood throughout the organization, and that appropriate metrics are in place to measure performance and progress towards strategic goals

•	Preparing presentations and communicating updates to the Leadership Team and Board of Directors

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